EXHIBIT 10.4.1

THORNBURG MORTGAGE, INC.

AMENDMENT NO. 1
TO
AMENDED AND RESTATED
2002 LONG-TERM INCENTIVE PLAN

DATED as of October 21, 2003

     Pursuant to Section 8.2 of the Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”), the Board of Directors of Thornburg Mortgage, Inc. (the “Company”) hereby revises and amends the terms of the Plan as follows, effective October 21, 2003:

1.	Section 2.14 of the Plan shall be deleted in its entirety and replaced with the following:

“DRSPP: shall mean the Dividend Reinvestment and Stock Purchase Plan of the Company, or any successor program.”

All references to the DRP in the Plan shall be replaced with references to the DRSPP.

2.	Section 2.15 of the Plan:

“Effective Date: shall mean September 29, 2002, the original Effective Date of the Plan. All Grants shall be effective on the date awarded by the Committee. Grants awarded under the Prior Plan shall not be subject to the terms of the Plan and shall be administered in accordance with the Prior Plan.”

3.	Section 2.20 of the Plan shall be deleted in its entirety and replaced with the following:

“Formula Grants: shall mean the award of PSRs under Section 3.2 on a quarterly basis calculated according to the number of shares of Common Stock or preferred stock sold by the Company during the quarter just ended or at such other periods or intervals as the Committee may determine. Formula Grants shall not be awarded based on Shares sold under the dividend reinvestment or the non-waiver optional cash purchase provisions of the DRSPP but shall be awarded based on Shares sold under the waiver provisions of the optional cash purchase feature of the DRSPP.”

4.	Section 2.30 shall be amended by adding the sentences below at the end of the Section:

“For Grants of PSRs awarded after October 20, 2003, the recipient’s right to receive distributions under (ii) above, either in the form of cash or additional PSRs, shall begin to accrue upon the vesting of such PSR.”

5.	Section 2.36 shall be amended by amending the first sentence to read as follows:

“Termination of Employment: shall mean the time when the employee-employer relationship or directorship between the Participant and the Company, the Manager or a Subsidiary is terminated for any reason, with or without Cause, including but not limited to any termination by resignation, discharge, death or retirement; provided, however, Termination of Employment shall not include a termination where there is a simultaneous reemployment of the Participant by the Company, the Manager or a Subsidiary or where the Participant simultaneously begins or continues service on the Advisory Board.”

6.	Section 3.1 shall be amended by amending the last sentence to read as follows:

“The Committee shall have the authority to award individual Grants to Eligible Persons from time to time in addition to the Formula Grants prescribed in Section 3.2 below.”

7.	Section 3.2(a) of the Plan shall be deleted in its entirety and replaced with the following:

“Each non-employee Director and the Company’s corporate secretary shall receive individual Grants in the form of PSRs having the Fair Market Value of Notional Options to purchase 0.1% of the total number of shares of Common Stock and preferred stock sold by the Company in any public offering or private or direct placement.”

8.	Section 3.2(c) of the Plan shall be amended by deleting the words “and 3.3.”

9.	Section 3.3 of the Plan shall be deleted in its entirety.

10.	Section 3.4 of the Plan shall be deleted in its entirety and replaced with the following:

“Initial Awards. Whenever an outside Director is initially appointed to the Board, such outside Director shall automatically be granted (i) 10,000 PSRs and (ii) 15,000 DERs. The vesting schedule for the PSRs and DERs shall be as specified by the Committee.”

11.	Section 3.6.1 shall be amended by amending the last sentence to read as follows:

“While serving on the Advisory Board, he or she shall not be eligible to receive new Grants; however, such Participant shall continue to receive the benefits on all existing vested Grants, on unvested Grants issued prior to October 21, 2003, and on Grants issued after October 21, 2003, as they become vested, pursuant to subsection 3.6.2 below until such time as the Participant enters Retirement or otherwise terminates service for the Company or the Manager.”

12.	Section 4.2.3 shall be deleted in its entirety and replaced with the following:

“Grants shall vest in accordance with the terms of the Agreements pursuant to which they are made, unless otherwise specified by the Committee.”

13.	Section 4.10 of the Plan shall be deleted in its entirety and replaced with the following:

“Term of Plan. Subject to Section 8.3, Grants may be awarded pursuant to the Plan until the expiration of ten (10) years from the Effective Date of the Plan.”

14.	Section 7.2 of the Plan shall be deleted in its entirety and replaced with the following:

“A recipient may elect to have such tax withholding satisfied, in whole or in part, by (1) transferring to the Company Shares owned by the recipient with a Fair Market Value equal to the amount of the legally required minimum withholding tax, or (2) in the case of a recipient who is an employee of the Company at the time such withholding is effected, by withholding from the recipient’s cash compensation.”

15.	Section 7.3 of the Plan shall be deleted in its entirety and replaced with the following:

“A recipient who is an employee of the Manager or another Affiliate of the Company shall also reimburse his employer, if an Affiliate of the Company, for the tax on any additional amount of income deemed recognized by such recipient’s employer from the Company, reduced by the amount of the compensation deduction permitted such recipient’s employer as a result of such employee’s receipt or exercise of the Grant.”

     The Plan, as amended herein, is in all respects ratified and affirmed on behalf of the Company by its Board of Directors, including a majority of its non-employee Directors.

     The Company has caused this Amendment No. 1 to the Plan to be executed in the name and on behalf of the Company by an officer of the Company thereunto duly authorized as of the date written above.

THORNBURG MORTGAGE, INC.
a Maryland corporation

By:
Larry A. Goldstone
President and Chief Operating Officer